Exhibit 99.1

Hotels & Resorts, Inc.

News Release	CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 tel (407) 650-1151 (866) 312-2490 fax (407) 650-1085 www.cnlhotels.com

For information contact:
Carolyn Gosselin, APR
CNL Chief Communications Officer
(407) 540-2505

CNL Hotels & Resorts Announces Closing of $1.5 Billion Secured Loan

with an Affiliate of Deutsche Bank

ORLANDO, FL – August 18, 2004 – CNL Hotels & Resorts, Inc. (“CNL”), the nation’s second largest hotel real estate investment trust (“REIT”), today announced the closing of a $1.5 billion secured loan with an affiliate of Deutsche Bank. The loan is secured by five hotel and resort properties owned by CNL and has an initial term of two-years with three one-year extensions at the company’s option.

Proceeds of the loan will be used to repay the $794 million CMBS loan assumed in the acquisition of KSL Recreation Corporation (“KSL”) and to reduce the short-term loan that was obtained to acquire KSL, which currently has an outstanding balance of approximately $1.0 billion. CNL intends to repay the remaining balance on the short-term loan with a $375 million secured credit facility also with an affiliate of Deutsche Bank for which CNL has received a commitment and which it anticipates closing on or before September 30, 2004. Closing of the secured credit facility is subject to certain conditions. There can be no assurance that these conditions will be satisfied or, if satisfied, that the credit facility will close.

“We are pleased to complete this first key component of our overall capital strategy with our valued financial partner Deutsche Bank,” said Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts, Inc.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc., formerly known as CNL Hospitality Properties, Inc.,  is the nation’s second largest hotel REIT. The company owns and manages one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper upscale hotels and resorts, the $6 billion portfolio includes more than 130 hotels and resorts across North America that operate under both independent and corporate brands such as Marriott, Hilton and Hyatt. For more information, visit www.cnlhotels.com.

-More-

CNL Hotels & Resorts, Inc. is an affiliate of CNL Financial Group, Inc. Founded in 1973, CNL Financial Group, Inc. and the entities it has formed or acquired have more than $13 billion in assets, managed an additional $4 billion for third-party investors and have interests in more than 4,900 properties across North America.

###

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events such as the closing of the secured credit facility. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.